
As filed with the Securities and Exchange Commission on August ___, 2001

                         Registration No. ____________

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    FORM SB-2
                           MILLENNIA TEA MASTERS, INC.
                 (Name of small business issuer in its charter)

             Texas                           2080                   75-2785941
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
 incorporation or Organization)   Classification Code Number)    Identification
                                                                 Number)

2591 Dallas Parkway, Suite 102,Frisco, Texas 75034             (469) 633-0100
       (Address of principal executive offices)              (Telephone Number)

                                 Kevin B. Halter
                         2591 Dallas Parkway, Suite 102
                               Frisco, Texas 75034
                                 (469) 633-0100
             (Name, address and phone number for agent for service)

                                   Copies to:
                                 Ronald L. Brown
                         Glast, Phillips & Murray, P.C.
                            2200 One Galleria Towers
                                 13355 Noel Road
                                Dallas, TX 75240
                                 (972) 419-8303

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------

Title of each class   Amount to be     Proposed maximum   Proposed maximum     Registration Fee
of securities         Registered       offering price     Aggregate offering
to be registered                       per share          price
Common Stock          300,000 shares   $1.00              $300,000             $75.00

------------------------------------------------------------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             Preliminary Prospectus
                              Subject to completion

                           Millennia Tea Masters, Inc.

                                   PROSPECTUS




                         300,000 Shares of Common Stock


This prospectus covers the offer and sale of an aggregate of 300,000 shares of our common stock which are owned and will be resold, from time to time, by two of our shareholders. We will not receive any money from the shareholders when they sell their shares, but we will pay all of the expenses related to this registration statement other than any brokerage commission or discounts.

We have been advised that sales of common stock may be made from time to time by or for the account of the selling shareholders in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale, or in block transactions or private transactions or otherwise. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices.

The Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby.

There is currently no public market for our common stock. It is not listed on any national securities exchange or any other securities market.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION APPEARING UNDER THE CAPTION RISK FACTORS BEGINNING ON PAGE 4

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                August ___, 2001

                           MILLENNIA TEA MASTERS, INC.
                         300,000 SHARES OF COMMON STOCK
                                   PROSPECTUS

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Risk Factors                                                               6
Millennia Tea Masters                                                      7
No Market for Our Common Stock                                             7
Dividend Policy                                                            7
Shares Eligible for Future Sale                                            7
Management's Discussion and Analysis
 of Financial Condition and Results of Operations                          8
Description of Business                                                   10
Description of Property                                                   11
Management                                                                12
Executive Compensation                                                    12
Principal Shareholders                                                    13
Certain Relationships and Related Transactions                            13
Description of Capital Stock                                              13
Legal Matters                                                             14
Experts                                                                   14
Additional Information                                                    14
Index to Financial Statements                                             F-1

                                     SUMMARY

The Company                Millennia Tea Masters,  Inc., is a Texas  corporation
                           located at  2591Dallas  Parkway,  Suite 102,  Frisco,
                           Texas,  75034.  We import a line of fine Ceylon black
                           teas for direct sale to customers via  catalogues and
                           the  Internet.  Our  activities  to date have been to
                           obtain   reliable   source   of   supply,    purchase
                           inventories and explore avenues for distribution of our products. Sales to date have been negligible.

The Offering               Sale by certain selling shareholders of up to 300,000
                           shares of common  stock.  The company  will not offer
                           any shares  under  this  prospectus  or  receive  any
                           proceeds  from  sales.  All sales are  expected to be
                           made a private transaction and not through securities
                           brokers,   although   other  means  of  sale  may  be
                           utilized. The Company is paying the expenses of this registration other than any commissions or discounts.

Trading Market for the     None
Common Stock


Shares Outstanding         1,730,939


Selected Financial Data

                               December 31, 2000 and the   June 30, 2001 and the
                                   year then ended         six months then ended
                               -------------------------   ---------------------

      Assets                           $ 584,820                 $ 557,507
      Liabilities                              0                         0
      Shareholders' equity               584,820                   557,507
      Sales                                  629                       162
      Net loss                           (57,607)                  (27,313)
      Net loss per share                   (0.03)                    (0.02)

                                  RISK FACTORS

Because we have a limited operating history, our business in unproven.

Our limited operating history and losses to date make it difficult to evaluate our business. Millennia Tea Masters, Inc. was organized in August 1998. Our business is to import and sell high quality tea products from Sri Lanka. Since our formation, we have sold less that $10,000 in tea products. Because of our limited operating history and net losses, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential are unproven.


No executive officer has experience in our business.

No executive officer of Millennia Tea Masters, Inc. has significant experience importing and marketing tea products. Management's inexperience could result in bad decisions and significant losses.


We will not receive any amount from this offering. We are uncertain we can obtain sufficient capital to fund our operations.

The common stock offered under this prospectus by the selling shareholders will not provide any funds to Millennia Tea Masters, Inc. Since inception, we have been largely dependent upon private sales of common stock to investors when we required funds. However, unless we are able to raise additional capital to enable us to develop and implement a marketing program and build a tea products inventory, we will not realize our business objectives and potential and will likely not succeed. We may not be able to obtain financing on terms favorable to us. If we raise capital through the sale of equity securities, our shareholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we are able to borrow funds, we may be subject to limitations on our operations, including limitations on the payment of dividends.

We Face Uncertainty of Market Acceptance of our Products and Services

Developing market acceptance for our products and services will require substantial marketing and sales efforts and the expenditure of a significant amount of funds. We cannot assure you that we can successfully develop or position our products or services. We also cannot assure you that any marketing efforts we undertake will result in increased demand for or market acceptance of our products and services.

Competition for teas and other food stuffs is intense

New products and developments are announced regularly by larger and more active competitors in the industry. We cannot assure you that we can compete effectively.

We depend on Key Personnel

We are highly dependent on our key management personnel for current operations and the expansion of our markets and products acceptance. The loss of one of more key persons could have a material adverse effect on our business and results of operations.

Ownership is Concentrated in Management

Members of the Board of Directors and certain officers own an aggregate of approximately 63% of our outstanding common stock as of the date of this prospectus. They have a significant influence over the outcome of matters submitted to the shareholders for approval, including election of our directors.

There is no market for our common stock

There is currently no trading market for our common stock. A substantial trading market may not develop for our common stock.

Limitations of Liability

Texas law provides that a Texas corporation may limit the personal liability of a director or officers to the corporation or its shareholders for breaches of fiduciary duty, except under certain circumstances. Our Articles provide for the maximum limit of the personal liability of officers and directors allowable under Texas law.

Lack of Dividends

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We will instead retain any profits to fund growth and expansion.


                           MILLENNIA TEA MASTERS, INC.

Millennia Tea Masters, In. was incorporated under the laws of the State of Texas on August 3, 1998. We formed the Company to import and resell high quality products from Sri Lanka, formerly known as Ceylon. Our principal office is located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 and our telephone number is (469) 633-0100.


                         NO MARKET FOR OUR COMMON STOCK

There is currently no public market for Millennia Tea Masters, Inc. common stock. We cannot assure you that any trading market for our shares will exist following this offering, or that investors in the shares will be able to resell their shares at any price.

                                 DIVIDEND POLICY

Millennia Tea has never paid or declared a cash dividend on its common stock and we do not intend to pay cash dividends in the foreseeable future.


                         SHARES ELIGIBLE FOR FUTURE SALE

Millennia Tea Masters, Inc. has 1,730,939 shares of common stock outstanding including the 300,000 shares covered by this prospectus. Those 300,000 shares will be freely tradable in the United States if a market for our stock develops. All of the remaining 1,430,939 shares are restricted securities under Rule 144 of the Securities Act of 1933. Ordinarily, a person holding restricted securities for a period of one year may, every three months, sell in routine brokerage transactions an amount equal to the greater of one percent of a company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the person's sales. Rule 144 also permits sales by a person who is not an affiliate of the company and who has held the shares for two years without any quantity limitation. Of the 1,730,939 restricted shares, Kevin B. Halter and Kevin Halter Jr. and entities that they own or control own an aggregate of 1,195,333 that they acquired in 1998 and 1999. All of the 1,730,939 restricted shares are eligible for resale under Rule 144.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF  FINANCIAL  CONDITION  AND RESULTS OF
                                   OPERATIONS

Forward-Looking Statements

This prospectus contains certain forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "may", "expect", "anticipate", "believe", "estimate", "intend" "continue" or similar words. Such statements reflect our beliefs as well as assumptions we have made using information currently available to us. Because these statements demonstrate our current views concerning future events, these statements involve assumptions, risks and uncertainties. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 2 of this prospectus. One should not place undue reliance on such forward-looking statements that speak only as of the date of this prospectus.

General comments

Millennia Tea Masters, Inc. was incorporated on August 3, 1998 under the laws of the State of Texas. The Company commenced operations during the fourth quarter of 1998 and has focused significant resources through December 2000 in procuring and importing inventory and developing sales and distribution channels. Accordingly, the Company has generated only minimal revenues and experienced cumulative losses, through June 30, 2001, of approximately $175,000.

From its inception through the date of this filing, the Company has been in its start-up phase and has been dependent upon the sale of common stock and advances from affiliates to provide working capital. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

The Company's independent auditor, S. W. Hatfield, CPA, expressed, in his opinion on the Company's audited financial statements for the years ended December 31, 2000 and 1999, substantial doubt about the Company's ability to continue as a going concern. Reference is made to the Report of Independent Certified Public Accountants included elsewhere in this Registration Statement.

Results of Operations

Six months ended June 30, 2001 compared to June 30, 2000

The Company has generated no significant operating revenues and has incurred cumulative operating losses of approximately $175,000. For the respective six month periods ended June 30, 2001 and 2000, the Company experienced net sales of approximately $160 and $350. The Company's expenses during these corresponding periods relate principally to the maintenance of the Company's inventory and compliance with various requirements for quarterly and annual financial reporting

Total net losses for the respective quarters ended June 30, 2001 and 2000 were approximately $(27,300) and $(29,000). Net loss per share was approximately $(0.02) and $(0.02) for each six month period.

Year ended December 31, 2000 compared to December 31, 2000

For the years ended December 31, 2000 and 1999, the Company experienced net sales of approximately $600 and $6,100. The Company's expenses during the years ended December 31, 2000 and 1999, consisting principally of expenses related to the creation of a marketing plan for the Company and related product development expenses and general operating expenses related to the start-up of operations and the development of a marketing plan for the Company's tea products.

Total net losses for the respective years ended December 31, 2000 and 1999 were approximately $(58,000) and $(74,000). Net loss per share was approximately $(0.03) and $(0.04) for each respective year.

Liquidity and Capital Resources

Liquidity for the period from inception through June 30, 2001 has been provided by either the proceeds from the sale of common stock or advances from significant shareholders or affiliated entities.

In the fourth quarter of 1998, the Company sold an aggregate 308,565 shares of restricted, unregistered common stock to various unrelated investors at a price of $1.00 per share for aggregate proceeds of approximately $308,565.

In the first quarter of 1999, the Company sold an aggregate 422,374 shares of restricted, unregistered common stock to affiliates and other unrelated parties at a price of $1.00 per share for aggregate proceeds of approximately $422,374.

The Company has identified no significant capital requirements for the current annual period. Liquidity requirements mandated by future business expansions or acquisitions, if any are specifically identified or undertaken, are not readily determinable at this time as no substantive plans have been formulated by management.

Management has taken actions directly related to the generation of product sales during Calendar 2001 and anticipates that these efforts will be sufficient to provide sufficient resources to sustain its operations. However, at this time, the Company is fully dependent either future sales of securities or upon its current management and/or advances or loans from significant stockholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

There is no assurance that the Company will be able to obtain additional funding through the sales of additional securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company. It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, there is no legal obligation for either management or significant stockholders to provide additional future funding.


                              SELLING SHAREHOLDERS

In 1998, Kevin B. Halter acquired 994,500 shares of common stock, and Kevin B. Halter, Jr. acquired 100,000 shares of common stock.

This Prospectus relates to the resale of shares of our common stock by the selling shareholders. The table below sets forth information with respect to the resale of shares of our common stock by the selling shareholders. We will not receive any proceeds from the resale of common stock by the selling shareholders, although we may receive proceeds from the exercise of warrants. Assuming all of the shares of our common stock registered below are sold by the respective selling shareholders, none of the selling shareholders will continue to own any shares of our common stock.






                     Number of Shares                          Number of Shares
Beneficially Owned   of Common Stock         Number of Shares  of Common Stock
     Name of         Beneficially Owned      of Common Stock   Offered Following
Selling Stockholder  Prior to the Offering   Sold Hereby       the Offering(1)
-------------------  ---------------------   ----------------  -----------------

Kevin B. Halter             994,500                200,000          794,500
K.L. Halter Family
Partnership, ltd.           100,000                100,000            -0-

                              PLAN OF DISTRIBUTION

The shares may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

     o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o An exchange distribution in accordance with the rules of applicable exchange;
     o    Privately negotiated transactions;
     o Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
     o    A combination of any such methods of sale; and
     o    Any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agents for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                           DESCRIPTION OF THE BUSINESS

We import our teas from Sri Lanka, formerly known as Ceylon. Ceylon tea has been recognized as one of the best teas in the world for over a century. The Sri Lankan climate varies tremendously from the central highlands to the southern plains. These varying climatic conditions impart distinct flavors and aromas on our teas.

We buy our teas at auctions, package them under the "Millennia" label and ship them from Sri Lanka to our warehouse in Dallas, Texas. Our goals are to give the consumer a choice between the ordinary teas found in the supermarkets and high grown black Ceylon teas, which are considered far superior. Our products consist of English Breakfast tea and Earl Grey, both of which are consumed as hot teas. In the iced tea category our products feature both unflavored and flavored teas, such as peach, raspberry and strawberry.

Our hot teas are packaged in individual envelopes, usually 100 in a box. Our iced teas are in sizes made for usage by the gallon. Additionally, we also have foil sealed loose tea for those consumers who prefer loose tea over bag tea.

Business Plan

The tea market is highly competitive. A number of companies with significant market share and resources can make the penetration of the existing tea market a very difficult task for any new entrant. We have therefore decided to market our teas directly to the consumer through our website, direct mailing and trade shows.


Description of Property

The Company has no corporate office space under lease at this time. The Company's principal executive office address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. This address and telephone number is provided by Halter Capital Corporation, a privately owned entity controlled by Kevin B. Halter and Kevin Halter, Jr., officers and directors of the Corporation. The cost associated with the use of the telephone and mailing address were deemed by management to be immaterial as the telephone and mailing address were almost exclusively used by the offers for other business purpose. Management considers the Company's current principal office space arrangement adequate until such time as the Company consolidates its office and warehouse space as it achieves its business plan goals.

Millennia Tea Masters, Inc. leases space in a warehouse storage facility located at 3031 Glenfield, Dallas, Texas 75233 from a non affiliated third party. We use approximately 20,000 sq.ft. in the facility to store our tea products. We rent on a month to month basis for which we pay $3,699.40 per month.

Employees

Our Company currently has no employees. Kevin B. Halter devotes approximately 10 hours of his time a week to manage the affairs of the Company. As the Company's business plan develops, it may require the hiring of full or part time employees during the next twelve months; however the number and extent of prospective employees is unknown at this time.

                                   MANAGEMENT

The directors and officers of Millennia Tea Masters, Inc. are listed below with information about their respective backgrounds.

Name                          Age         Position
----                          ---         --------

Kevin B. Halter               65          Chairman, President, CEO & Director

Kevin B. Halter, Jr.          41          Vice President, Secretary, Treasurer &
Director

Kevin B. Halter has served as Chairman, President, CEO and a director of Millennia Tea Masters, Inc. since December 1998. Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation, a privately held investment and consulting company, since 1987. Mr. Halter has served as Chairman of the Board and President of Millennia, Inc. and Chairman of the Board of Digital Communications Technology Corporation since 1994. Mr. Halter is the father of Kevin B. Halter, Jr.

Kevin B. Halter, Jr. has served as Vice President, Secretary, Treasurer and a director of Millennia Tea since December 1998. Mr. Halter also serves as Vice President and Secretary of Halter Capital Corporation. He is the President of Securities Transfer Corporation, a stock transfer company registered with the Securities and Exchange Commission, a position that he has held since 1987. Mr. Halter has served as Vice President, Secretary and a director of Millennia, Inc. and Digital Communications Technology Corporation since 1994. Kevin B. Halter, Jr. is the son of Kevin B. Halter.

All directors hold office until the next annual meeting of the shareholders of Millennia Tea scheduled to be held July 1, 2002, and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Kevin B. Halter estimates he will devote over a 52 week period an average of ten hours a week of his time to Millennia Tea Masters, Inc. business and Kevin B. Halter, Jr. less than one hour per week of his time. Neither has significant experience in any aspect of the tea importing business. There are no committees and directors.

Executive Compensation

Millennia Tea Masters, Inc. pays limited compensation to its officers and directors and has paid no compensation in any amount or of any kind to its executive officers or directors for the calendar years ended December 31, 1998 and 2000. During calendar year 1999, the Company paid $7,692 in total compensation to its President and Chief Executive Officer for work performed on behalf of the Company.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth beneficial ownership information, as of the date of this Prospectus, of our common stock for:

         each person known by Millennia Tea to our beneficially more than 5% of our common stock;
         each of our directors;
         each of our executive officers;
         our current executive officers and directors as a group.

Name and Address                            Shares owned            Percentage
----------------                            ------------            ----------
Kevin B. Halter (1)                             994,500
57.5%
Kevin B. Halter, Jr. (1,3,4)                    100,000                 5.8%
Halter Capital Corporation (1,5)                100,831                 5.8%

All officers and directors
 as a group, including
 affiliates (2 persons)                       1,195,331                69.1%

Stuart G. Johnston, Jr. (6)                     100,831                 5.8%
Ronald Robbins    (2)                           100,000                 5.8%

(1)      2591 Dallas Parkway, Suite 102, Frisco, Texas 75034
(2)      6334 N. Vuelta Tajo, Tucson, AZ 85718
(3)      Kevin B. Halter, Jr. is the controlling partner.
(4)      The shares are owned by K.L. Halter Family Partnership LTD.
(5) Halter Capital Corporation is 100% owned by Kevin B. Halter and Kevin Halter, Jr.
(6)      12001 Shirestone Lane, Dallas, TX 75244



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have funded our operations by sales of our common stock. The table below describes purchases of our shares by our principal shareholders.

------------------- ------------------- -------------------- -------------------

     Name            Date of Purchase    Number of Shares      Price per Share
------------------- ------------------- -------------------- -------------------

Kevin B. Halter         August 1998           900,000              $0.001
------------------- ------------------- -------------------- -------------------

KL Halter Family        August 1998           100,000              $0.001
Partnership, Ltd.
------------------- ------------------- -------------------- -------------------

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the company consists of 25,000,000 shares of common stock, par value of $.001 per share. As of June 30, 2001, there were issued and outstanding 1,730,939 shares of common stock.

Common Stock

General. The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable.

Dividends. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. The Company has not paid cash dividends on the Common Stock during the last two fiscal years and the Board of Directors of the Company currently intends to retain earnings for further development of the Company's business and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future.

Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not possess cumulative voting rights.

Registrar and Transfer Agent. The registrar and transfer agent for the Common Stock is Securities Transfer Corp., Frisco, Texas.


                                  LEGAL MATTERS

The Law Offices of Glast, Phillips & Murray, Dallas, Texas, have passed upon the validity of the common stock covered by this registration statement for Millennia Tea Masters, Inc.

                                     EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by S. W. Hatfield, CPA, independent certified accountant, to the extent and for the periods set forth in his report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

Millennia Tea is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and has in the past filed, and will continue in the future to file, periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports at the following public reference rooms maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of the public reference rooms by calling the Commission at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission also maintains an Internet website that contains these reports and information about issuers, like Millennia Tea Masters, Inc., who file electronically with the Commission. The address of that site is: http://www.sec.gov.

Millennia Tea Masters, Inc. has filed with the Commission a registration statement including exhibits and information, which the Commission permits the registrant to omit from the prospectus, on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock covered by this prospectus. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. You may obtain copies of the registration statement, including exhibits and other information about Millennia Tea, by contacting the Commission in the manner and at the addresses referenced above.

You should rely only on the information provided in this prospectus or any prospectus supplement. Millennia Tea Masters, Inc. has not authorized anyone else to provide you with different information. Millennia Tea Masters, Inc. is not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

         Sections 2.02-1 of the Texas Business Corporation Act ("TBCA") provide broad authority for indemnification of directors and officers. The Articles of Incorporation of Millennia Tea Masters, Inc. provide for indemnification of its officers and directors to the fullest extent permitted by the TBCA.

         As permitted by Section 2.02-1 of the TBCA, the Registrant's Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

         Each Selling Stockholder has agreed to indemnify, among others, the Registrant, the other Selling Shareholders, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.


Item 25. Other Expenses of Issuance and Distribution.

         The estimated expenses of the registration, all of which will be paid by Millennia Tea, are as follows:

                     SEC Filing fee                        $    75.00
                     Printing Expense                          500.00
                     Accounting Fees and Expenses              500.00
                     Legal Fees and Expenses                 1,500.00
                     Blue Sky Fees and Expenses                 -0-
                                                           ----------
TOTAL                                                      $ 2,575.00

Item 26. Recent Sales of Unregistered Securities

Upon its  incorporation  in August  1998,  Millennia  Tea Masters,  Inc.  issued
900,000 shares of common stock to Kevin B. Halter and 100,000 shares to KP Halter Family Partnership Ltd. for $0.001 per share.

During 1998, we sold 208,565 shares of common stock for $1.00 per share to the following persons:

Name                                                     Number of Shares
----                                                     ----------------
Don Benton                                                      5,000
PrintComm, Inc.                                                25,000
Don Stogner                                                    38,565
Oleda Baker                                                    50,000
Glenn Little                                                   50,000
Stuart Johnston                                                40,000


During 1999, we sold 41,000 shares of common stock for $1.00 per share to the following persons:

Name                                                      Number of Shares
----                                                      ----------------
Eddy Acheson                                                     1,100
Sam Coker                                                       30,000
Jack Trescott                                                   10,000

Millennia Tea Masters, Inc. relied on Section 4(2) of the Securities Act of 1933 as its exemption from the registration requirements of said Act in connection with each of these sales. Each of the investors is an accredited investor and was given complete access to the business, books, records and management of Millennia Tea.


Item 27. Exhibits.

 3.1      Articles of Incorporation of Millennia Tea Masters, Inc.*
 3.2      Bylaws of Millennia Tea Masters, Inc.*
 4        Specimen stock certificate for common shares*
 5        Opinion of Glast, Phillips & Murray**
 23.1     Consent of S.W. Hatfield, C.P.A.**
 23.2     Consent of Glast, Phillips & Murray, included in opinion.


* previously filed with the Form 10-SB, File No. 0-26947 of Millennia Tea Masters, Inc. and incorporated herein by reference
**   filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(a) To include any prospectus required under Section 10(a) (3) of the Securities Act.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Millennia Tea Masters, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Frisco, State of Texas, on the 16th day of August, 2001.

Millennia Tea Masters, Inc.
August 20, 2001
By: /s/ Kevin B. Halter
   ------------------------------
   Kevin B. Halter, President
   And Chief Executive Officer
   (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


By: /s/ Kevin B. Halter      ,   President, Chief Executive     August 20, 2001
   --------------------------    Officer and Director
Kevin B. Halter

By: /s/ Kevin B. Halter, Jr.,    Vice President, Secretary,     August 20, 2001
   -------------------------     Treasurer, and Director
Kevin B. Halter, Jr.

                           MILLENNIA TEA MASTERS, INC.

                                  EXHIBIT INDEX
                                       TO
                        FORM SB-2 REGISTRATION STATEMENT




EXHIBIT NO.                         DESCRIPTION
-----------                         -----------



5.1                        Opinion of Glast, Phillips, & Murray, P.C.

23.1                       Consent of S.  W.  Hatfield, CPA

23.3                       Consent of Glast, Phillips, & Murray, P.C.
                           (included in Exhibit 5.1)

                           MILLENNIA TEA MASTERS, INC.

                                    CONTENTS


                                                                         Page
                                                                         ----

Report of Independent Certified Public Accountants                        F-2

Annual Financial Statements

   Balance Sheets
     as of December 31, 2000 and 1999                                     F-3

   Statement of Operations and Comprehensive Income
     for the years ended December 31 2000 and 1999                        F-4

   Statement of Changes in Stockholders' Equity
     for the years ended December 31, 2000 and 1999                       F-5

   Statement of Cash Flows
     for the years ended December 31, 2000 and 1999                       F-6

   Notes to Financial Statements                                          F-7

Interim Financial Statements

   Balance Sheets
     as of June 30, 2001 and 2000                                         F-10

   Statement of Operations and Comprehensive Income
     for the six and three months ended June 30, 2001 and 2000            F-11

   Statement of Cash Flows
     for the six months ended June 30, 2001 and 2000                      F-12

   Notes to Financial Statements                                          F-13

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



Board of Directors and Stockholders
Millennia Tea Masters, Inc

We have audited the accompanying balance sheets of Millennia Tea Masters, Inc. (a Texas corporation) as of December 31, 2000 and 1999 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennia Tea Masters, Inc. as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has experienced limited sales and incurred operating losses related to its startup and initial importation of inventory. The Company has been primarily dependent upon the sale of common stock to working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                 S. W. HATFIELD, CPA
Dallas, Texas
January 11, 2001

                      Use our past to assist your future sm
(secure mailing address)                   (overnight delivery/shipping address)
P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com

                           MILLENNIA TEA MASTERS, INC.
                                 BALANCE SHEETS
                           December 31, 2000 and 1999


                                     ASSETS
                                     ------
                                                               2000         1999
                                                             ---------    ---------
Current assets
   Cash on hand and in bank                                  $     616    $     514
   Amounts due from affiliates                                  57,781      117,781
   Inventory                                                   526,423      525,932
                                                             ---------    ---------

   Total current assets                                        584,820      644,227
                                                             ---------    ---------

TOTAL ASSETS                                                 $ 584,820    $ 664,227
                                                             =========    =========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
   Accounts payable - trade                                  $    --      $   1,800
                                                             ---------    ---------

   Total liabilities                                              --          1,800
                                                             ---------    ---------


Commitments and contingencies


Stockholders' equity
   Common stock - $0.001 par value
     25,000,000 shares authorized
     1,730,939 shares issued and outstanding                     1,731        1,731
   Additional paid-in capital                                  731,208      731,208
   Accumulated deficit                                        (148,119)     (90,512)
                                                             ---------    ---------

   Total stockholders' equity                                  584,820      642,427
                                                             ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 584,820    $ 644,227
                                                             =========    =========



The accompanying notes are an integral part of these financial statements.
                                                                             F-3

                           MILLENNIA TEA MASTERS, INC.
                STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
                     Years ended December 31, 2000 and 1999


                                                      2000           1999
                                                  -----------    -----------

Revenues                                          $       629    $     6,138

Cost of Sales                                             107          2,213
                                                  -----------    -----------

Gross Profit                                              522          3,925
                                                  -----------    -----------

Operating expenses
   Marketing, promotion and product development         1,313         11,806
   Wages and related expenses                           4,269         13,427
   General and administrative expenses                 52,547         53,174
                                                  -----------    -----------

   Total operating expenses                            58,129         78,407
                                                  -----------    -----------

Loss from operations                                  (57,607)       (74,482)

Other income (expense)                                   --             --
                                                  -----------    -----------

Loss before income taxes                              (57,607)       (74,482)

Provision for income taxes                               --             --
                                                  -----------    -----------

Net Loss                                              (57,607)       (74,482)

Other comprehensive income                               --             --
                                                  -----------    -----------

Comprehensive Loss                                $   (57,607)   $   (74,482)
                                                  ===========    ===========

Loss per weighted-average share of common
   stock outstanding, computed on net loss -
   basic and fully diluted                        $     (0.03)   $     (0.04)
                                                  ===========    ===========

Weighted-average number of
   common shares outstanding                        1,730,939      1,726,361
                                                  ===========    ===========



The accompanying notes are an integral part of these financial statements.

                           MILLENNIA TEA MASTERS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2000 and 1999



                            Common Stock        Additional
                            ------------         paid-in    Accumulated
                         # shares     amount     capital     deficit       Total
                        ---------   ---------   ---------   ---------    ---------
Balances at
   January 1, 1999      1,308,565   $   1,309   $ 308,256   $ (16,030)   $ 293,535

Sales of common stock     422,374         422     422,952        --        422,374

Net loss for the year        --          --          --       (74,482)     (74,482)
                        ---------   ---------   ---------   ---------    ---------

Balances at
   December 31, 1999    1,370,939       1,731     731,208     (90,512)     642,427

Net loss for the year        --          --          --       (57,607)     (57,607)
                        ---------   ---------   ---------   ---------    ---------

Balances at
   December 31, 2000    1,370,939   $   1,731   $ 731,208   $(148,119)   $ 584,820
                        =========   =========   =========   =========    =========







The accompanying notes are an integral part of these financial statements.
                                                                             F-5


                           MILLENNIA TEA MASTERS, INC.
                             STATEMENT OF CASH FLOWS
                     Years ended December 31, 2000 and 1999


                                                              2000         1999
                                                            ---------    ---------
Cash flows from operating activities
   Net loss for the year                                    $ (57,607)   $ (74,482)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       (Increase) Decrease in
         Inventory                                               (491)    (248,097)
       Increase (Decrease) in
         Accounts payable - trade                              (1,800)       1,800
         Sales taxes payable                                     --           (262)
                                                            ---------    ---------

Net cash used in operating activities                         (59,898)    (321,041)
                                                            ---------    ---------


Cash flows from investing activities                             --           --
                                                            ---------    ---------


Cash flows from financing activities
   Advances from/(to) affiliates                               60,000     (155,506)
   Proceeds from sale of common stock                            --        423,375
                                                            ---------    ---------

Net cash provided by financing activities                      60,000      267,869
                                                            ---------    ---------

INCREASE (DECREASE) IN CASH                                       102      (53,172)

Cash at beginning of year                                         514       53,686
                                                            ---------    ---------

Cash at end of year                                         $     616    $     514
                                                            =========    =========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                             $    --      $    --
                                                            =========    =========
   Income taxes paid for the period                         $    --      $    --
                                                            =========    =========




The accompanying notes are an integral part of these financial statements.

                           MILLENNIA TEA MASTERS, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note A - Organization and Description of Business

Millennia Tea Masters, Inc. (Company) was incorporated on August 3, 1998 under the laws of the State of Texas. The Company was formed to engage principally in the marketing and sale of imported teas.

The Company has elected a year-end of December 31 and uses the accrual method of accounting.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company's principal product, imported teas from Sri Lanka, is processed by a single unrelated Sri Lankan entity. In the event of any disruption in the availability of imported teas from Sri Lanka, if any, the Company may experience a negative economic impact. The Company believes that other processors of imported teas of comparable quality and price are available from the same region and that no interruption of product availability will occur.


Note B - Going Concern Uncertainty

The Company commenced operations during the fourth quarter of 1998 and has focused significant resources through December 2000 in procuring and importing inventory and developing sales and distribution channels. Accordingly, the Company has generated only minimal revenues and experienced cumulative losses of approximately $148,000.

During this start-up phase, the Company is dependent upon the sale of common stock and advances from affiliates to provide working capital. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

Management has taken actions directly related to the generation of product sales during Calendar 2001 and anticipates that these efforts will be sufficient to provide sufficient resources to sustain its operations. Further, management believes that its efforts to raise additional capital through the sale of equity securities and/or new debt financing will provide additional cash flows. However, there can be no assurance that the Company will be able to obtain additional funding or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.


Note C - Summary of Significant Accounting Policies

1.     Cash and cash equivalents
       -------------------------

       For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

       Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

                           MILLENNIA TEA MASTERS, INC.

Note C - Summary of Significant Accounting Policies - Continued

2.     Inventory
       ---------

       Inventory consists of imported tea products from Sri Lanka and are valued at the lower of cost or market using the first-in, first-out method. The product life of imported teas is approximately three (3) years and, accordingly, the Company anticipates no obsolescence or deterioration in its products' quality.

3      Organization costs
       ------------------

       The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.     Income Taxes
       ------------

       The Company uses the asset and liability method of accounting for income taxes. At December 31, 2000 and 1999, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

       As of December 31, 2000 and 1999, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. If these carryforwards are not utilized, they will begin to expire in 2018.

5.     Earnings (loss) per share
       -------------------------

       Basic  earnings  (loss) per share is computed by dividing  the net income
       (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 2000 and 1999, the Company had no warrants and/or options outstanding.


Note D - Related Party Transactions

As of December 31, 2000 and 1999, respectively, the Company has amounts receivable from an affiliated entity and/or officers of approximately $57,781 and $117,781. These advances are unsecured, due upon demand and are non-interest bearing.


Note E - Equity Transactions

In the first quarter of 1999, the Company sold an aggregate 422,374 shares of restricted, unregistered common stock to affiliates and other unrelated parties at a price of $1.00 per share for aggregate proceeds of approximately $422,374.

                           MILLENNIA TEA MASTERS, INC.

Note F - Income Taxes

The components of income tax (benefit) expense for the years ended December 31, 2000 and 1999, respectively, are as follows:

                                           December 31,    December 31,
                                                2000            1999
                                           ------------    ------------
       Federal:
         Current                              $     -         $     -
         Deferred                                   -               -
                                              -------         -------
                                                    -               -
                                              -------         -------
       State:
         Current                                    -               -
         Deferred                                   -               -
                                              -------         -------
                                                    -               -
                                              -------         -------

       Total                                  $     -         $     -
                                              =======         =======

As of December 31, 2000, the Company has a net operating loss carryforward of approximately $150,000 to offset future taxable income. Subject to current regulations, this carryforward will begin to expire in 2018. The amount and availability of the net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

The Company's income tax expense for the years ended December 31, 2000 and 1999, respectively, are as follows:

                                                      December 31,  December 31,
                                                           2000          1999
                                                      ------------  ------------

Statutory rate applied to loss before income taxes      $(19,586)     $(25,324)
Increase (decrease) in income taxes resulting from:
     State income taxes                                        -             -
     Other, including reserve for deferred tax asset      19,586        25,324
                                                        --------      --------

       Income tax expense                               $      -      $      -
                                                        ========      ========

Temporary differences, consisting primarily of statutory deferrals of expenses for organizational costs and statutory differences in the depreciable lives for property and equipment, between the financial statement carrying amounts and tax bases of assets and liabilities give rise to deferred tax assets and liabilities as of December 31, 2000 and 1999, respectively:

                                                   December 31,    December 31,
                                                        2000            1999
                                                   ------------    ------------
       Deferred tax assets
         Net operating loss carryforwards            $ 50,360         $ 30,775
         Less valuation allowance                     (50,360)         (30,775)
                                                     --------         --------

       Net Deferred Tax Asset                        $      -         $      -
                                                     ========         ========


                           MILLENNIA TEA MASTERS, INC.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


Note G - Selected Financial Data (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999, respectively.

                              Quarter ended  Quarter ended  Quarter ended  Quarter ended   Year ended
                                March 31        June 30      September 30   December 31    December 31
                              -------------  -------------  -------------  -------------  -------------
2000
----
   Net revenues                $      262     $       92     $       77     $      198     $      629
   Gross profit                       210             73             62            177            522
   Net loss from operations       (20,292)        (8,673)        (6,997)       (21,645)       (57,607)
   Basic and fully diluted
     earnings per share             (0.01)         (0.01)           nil          (0.01)         (0.03)
   Weighted-average
     number of shares
     outstanding                1,730,939      1,730,939      1,730,979      1,730,939      1,730,979

1999
----
   Net revenues                $    3,115     $    2,284     $    1,187     $     (448)    $    6,138
   Gross profit                     2,056          2,220            111            462          3,925
   Net loss from operations       (23,859)       (10,977)        (9,239)       (30,407)       (74,482)
   Basic and fully diluted
     earnings per share             (0.01)         (0.01)         (0.01)         (0.01)         (0.04)
   Weighted-average
     number of shares
     outstanding                1,331,098      1,349,665      1,544,446      1,730,939      1,726,361




                (Remainder of this page left blank intentionally)


                           Millennia Tea Masters, Inc.
                                 Balance Sheets
                             June 30, 2001 and 2000

                                   (Unaudited)

                                                              June 30,    June 30,
                                                               2001         2000
                                                             ---------    ---------
                                     ASSETS
                                     ------
Current assets
   Cash on hand and in bank                                  $   4,831    $   1,032
   Amounts due from affiliates                                  26,281       85,971
   Inventory                                                   526,395      526,459
                                                             ---------    ---------

     Total current assets                                      557,507      613,462
                                                             ---------    ---------

TOTAL ASSETS                                                 $ 557,507    $ 613,462
                                                             =========    =========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
   Accounts payable - trade                                  $    --      $    --
                                                             ---------    ---------

     Total liabilities                                            --           --
                                                             ---------    ---------


Commitments and contingencies


Stockholders' equity Common stock - $0.001 par value
     25,000,000 shares authorized
     1,730,939 issued and outstanding, respectively              1,731        1,731
   Additional paid-in capital                                  731,208      731,208
   Accumulated deficit                                        (175,432)    (119,477)
                                                             ---------    ---------

     Total stockholders' equity                                557,507      613,462
                                                             ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 613,462    $ 613,462
                                                             =========    =========




The financial information presented herein has been prepared by management without audit by independent certified public accountants.
The accompanying notes are an integral part of these financial statements.

                           Millennia Tea Masters, Inc.
                Statements of Operations and Comprehensive Income
                Six and Three months ended June 30, 2001 and 2000

                                   (Unaudited)

                                            Six months     Six months   Three months   Three months
                                              ended          ended          ended          ended
                                             June 30,       June 30,       June 30,       June 30,
                                               2001           2000           2001           2000
                                           -----------    -----------    -----------    -----------
Revenues                                   $       162    $       354    $        80    $        92

Cost of Sales                                       28             71             14             19
                                           -----------    -----------    -----------    -----------

Gross Profit                                       134            283             66             73
                                           -----------    -----------    -----------    -----------

Operating expenses
   Wages and related expenses                     --            4,667           --              445
   Marketing, promotion
     and product development                       191           --              191           --
   General and administrative expenses          27,256         24,581          6,058          8,301
                                           -----------    -----------    -----------    -----------

   Total operating expenses                     27,447         29,248          6,249          8,746
                                           -----------    -----------    -----------    -----------

Loss from operations                           (27,313)       (28,965)        (6,183)        (8,673)

Other income (expense)                            --             --             --             --
                                           -----------    -----------    -----------    -----------

Loss before income taxes                       (27,313)       (28,965)        (6,183)        (8,673)

Provision for income taxes                        --             --             --             --
                                           -----------    -----------    -----------    -----------

Net Loss                                       (27,313)       (28,965)        (6,183)        (8,673)

Other comprehensive income                        --             --             --             --
                                           -----------    -----------    -----------    -----------

Comprehensive Loss                         $   (27,313)   $   (28,965)   $    (6,183)   $    (8,673)
                                           ===========    ===========    ===========    ===========

Loss per weighted-average share of
   common stock outstanding, computed
   on net loss - basic and fully diluted   $     (0.02)   $     (0.02)           nil    $     (0.01)
                                           ===========    ===========    ===========    ===========

Weighted-average number of
   common shares outstanding                 1,730,939      1,730,939      1,730,939      1,730,939
                                           ===========    ===========    ===========    ===========



The financial information presented herein has been prepared by management without audit by independent certified public accountants.
The accompanying notes are an integral part of these financial statements.
                                                                            F-12


                           Millennia Tea Masters, Inc.
                            Statements of Cash Flows
                     Six months ended June 30, 2001 and 2000

                                   (Unaudited)

                                                           Six months    Six months
                                                             ended         ended
                                                            June 30,      June 30,
                                                              2001          2000
                                                           ----------    ----------
Cash flows from operating activities
   Net loss for the year                                    $(27,313)     $(28,965)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       (Increase) Decrease in
         Inventory                                               (28)         (527)
       Increase (Decrease) in
         Accounts payable - trade                               --          (1,800)
                                                            --------      --------

Net cash used in operating activities                        (27,285)      (31,292)
                                                            --------      --------


Cash flows from investing activities                            --            --
                                                            --------      --------


Cash flows from financing activities
   Advances from/(to) affiliates                              31,500        31,810
                                                            --------      --------

Net cash provided by financing activities                     31,500        31,810
                                                            --------      --------

INCREASE (DECREASE) IN CASH                                    4,215           518

Cash at beginning of year                                        616           514
                                                            --------      --------

Cash at end of year                                         $  4,831      $  1,032
                                                            ========      ========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                             $   --        $   --
                                                            ========      ========
   Income taxes paid for the period                         $   --        $   --
                                                            ========      ========



The financial information presented herein has been prepared by management without audit by independent certified public accountants.
The accompanying notes are an integral part of these financial statements.
                                                                            F-13

                           Millennia Tea Masters, Inc.

                          Notes to Financial Statements


Note A - Organization and Description of Business

Millennia Tea Masters, Inc. (Company) was incorporated on August 3, 1998 under the laws of the State of Texas. The Company was formed to engage principally in the marketing and sale of imported teas.

The Company began operations in October 1998 with its initial order of imported teas from Sri Lanka, has elected a year-end of December 31 and uses the accrual method of accounting.

During interim periods, the Company follows the accounting policies set forth in its Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 on Form 10-KSB filed with the U. S. Securities and Exchange Commission. The information presented herein may not include all disclosures required by generally accepted accounting principles and the users of financial information provided for interim periods should refer to the annual financial information and footnotes contained in its Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 on Form 10-SB when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2001.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company's principal product, imported teas from Sri Lanka, is processed by a single unrelated Sri Lankan entity. In the event of any disruption in the availability of imported teas from Sri Lanka, if any, the Company may experience a negative economic impact. The Company believes that other processors of imported teas of comparable quality and price are available from the same region and that no interruption of product availability will occur.

Note B - Going Concern Uncertainty

The Company commenced operations during the fourth quarter of 1998 and focused significant resources during prior periods in procuring and importing inventory and developing sales and distribution channels. Accordingly, the Company has generated only minimal revenues and experienced cumulative losses of approximately $175,000.

During these periods, the Company has been primarily dependent upon the sale of common stock to provide working capital. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

                           Millennia Tea Masters, Inc.

Note B - Going Concern Uncertainty - Continued

Management has taken actions directly related to the generation of product sales during Calendar 2001 and anticipates that these efforts will be sufficient to provide sufficient resources to sustain its operations.

However, at this time, the Company is fully dependent either future sales of securities or upon its current management and/or advances or loans from significant stockholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

There is no assurance that the Company will be able to obtain additional funding through the sales of additional securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, there is no legal obligation for either management or significant stockholders to provide additional future funding.

Note C - Summary of Significant Accounting Policies

1.     Cash and cash equivalents
       -------------------------

       For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

       Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.     Inventory
       ---------

       Inventory consists of imported tea products from Sri Lanka and are valued at the lower of cost or market using the first-in, first-out method. The product life of imported teas is approximately three (3) years and, accordingly, the Company anticipates no obsolescence or deterioration in its products' quality.

3.     Organization costs
       ------------------

       The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.     Advertising expenses
       --------------------

       Advertising and marketing expenses are charged to operations as incurred.

                           Millennia Tea Masters, Inc.

Note C - Summary of Significant Accounting Policies - Continued

5.     Income Taxes
       ------------

       The Company utilizes the asset and liability method of accounting for income taxes. At June 30, 2001 and 2000, the deferred tax asset and deferred tax liability accounts, as recorded when material, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization. As of June 30, 2001 and 2000, respectively, the deferred tax asset is related solely to the Company's net operating loss carryforward and is fully reserved.

6.     Earnings (loss) per share
       -------------------------

       Basic  earnings  (loss) per share is computed by dividing  the net income
       (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of June 30, 2001 and 2000, the Company had no warrants and/or options outstanding.

Note D - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Note E - Related Party Transactions

As of June 30, 2001 and 2000, respectively, the Company has amounts receivable from an affiliated entity and/or officers of approximately $26,281 and $85,971. These advances are unsecured, due upon demand and are non- interest bearing.

Note F - Income Taxes

The components of income tax (benefit) expense for the six months ended June 30, 2001 and 2000, respectively, are as follows:
                                              June 30,          June 30,
                                                2001              2000
                                              --------          --------
Federal:
   Current                                     $     -           $     -
   Deferred                                          -                 -
                                               -------           -------
                                                     -                 -
                                               -------           -------
State:
   Current                                           -                 -
   Deferred                                          -                 -
                                               -------           -------
                                                     -                 -
                                               -------           -------

         Total                                 $     -           $     -
                                               =======           =======

                           Millennia Tea Masters, Inc.

Note F - Income Taxes - Continued

As of June 30, 2001, the Company has a net operating loss carryforward of approximately $175,000 to offset future taxable income. Subject to current regulations, this carryforward will begin to expire in 2018. The amount and availability of the net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

The Company's income tax expense for the six months ended June 30, 2001 and 2000, respectively, are as follows:

                                                         June 30,   June 30,
                                                           2001       2000
                                                         --------   --------

Statutory rate applied to loss before income taxes       $ (9,286)  $ (9,848)
Increase (decrease) in income taxes resulting from:
     State income taxes                                         -          -
     Other, including reserve for deferred tax asset        9,286      9,848
                                                         --------    -------

       Income tax expense                                $      -    $     -
                                                         ========    =======

Temporary differences, consisting primarily of statutory deferrals of expenses for organizational costs and statutory differences in the depreciable lives for property and equipment, between the financial statement carrying amounts and tax bases of assets and liabilities give rise to deferred tax assets and liabilities as of June 30, 2001 and 2000, respectively:

                                                         June 30,   June 30,
                                                           2001       2000
                                                         --------   --------
       Deferred tax assets
         Net operating loss carryforwards                $ 59,600   $ 40,600
         Less valuation allowance                         (59,600)   (40,600)
                                                         --------   --------

       Net Deferred Tax Asset                            $      -   $      -
                                                         ========   ========





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                                                                            F-17